Exhibit 3.1

AMENDMENT TO BY-LAWS OF IPALCO ENTERPRISES, INC.

In accordance with the provisions of Article VIII of the by-laws (the “By-Laws”) of IPALCO Enterprises, Inc. an Indiana corporation (the “Corporation”), the following amendment (this “Amendment”) to the By-Laws, as approved and authorized by the requisite vote of the board of directors of the Corporation, is hereby adopted by the Corporation.

1.       Amendment.

The first sentence of Article III, Section 2 of the Amended and Restated By-Laws is hereby amended and restated in its entirety to read as follows:

“The Board of Directors of the Corporation shall consist of not less than three (3) members and not more than sixteen (16) members, as may be determined by the Board of Directors from time to time.”

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2.       Miscellaneous. Except as specifically provided for in this Amendment, the By-Laws shall remain in full force and effect and are hereby ratified and confirmed in all respects.

IN WITNESS WHEREOF, the undersigned officer of the Corporation has affixed his or her signature hereto and attests to authenticity hereof and effectiveness of the matters set forth herein.

By:/s/ Brian Hylander

Name: Brian Hylander

Title: Vice President, General Counsel and Secretary

Dated: April 4, 2025